                                                                     EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT
                            Dated September 15, 1998


                                    Between


                        AVALON CABLE OF NEW ENGLAND LLC,
                                    as Buyer

                                      and

                           TACONIC TECHNOLOGY CORP.,
                                   as Seller

                               TABLE OF CONTENTS

                                                            Page
                                                            ----
ARTICLE I..................................................   1

ARTICLE II.................................................   8
       2.01   Purchase and Sale of Assets..................   8
       2.02   Consideration................................   8
       2.03   Adjustment of Purchase Price.................   8
       2.04   The Closing..................................  11
       2.05   No Assumed Liabilities.......................  11
       2.06   Further Assurances...........................  12

ARTICLE III................................................  13
       3.01   Access.......................................  13
       3.02   Financial Statements of Businesses Acquired..  13
       3.03   Fiber Construction...........................  14
       3.04   Bulk Sales...................................  14

ARTICLE IV.................................................  15
       4.01   Corporate Organization.......................  15
       4.02   Authorization................................  15
       4.03   No Violation.................................  15
       4.04   Financial Statements.........................  15
       4.05   Interim Operations...........................  16
       4.06   Title to Properties, Encumbrances............  16
       4.07   Contracts....................................  16
       4.08   Material Sale Assets.........................  17
       4.09   Characteristics of the CATV System...........  17
       4.10   Taxes........................................  18
       4.11   Affiliate Transactions.......................  18
       4.12   Overbuild....................................  18
       4.13   Litigation...................................  19
       4.14   Consents and Approvals.......................  19
       4.15   Compliance with Law..........................  19
       4.16   FCC and Copyright Compliance.................  19
       4.16.1 Compliance...................................  20
       4.16.2 Copyright Office.............................  20
       4.16.3 FAA Approvals................................  20
       4.16.4 Franchises...................................  20

       4.17   Employee Agreements and Plans................  21
       4.18   Environmental................................  21
       4.19   Brokers and Finders..........................  22
       4.20   Programming, Rates and Charges...............  22
       4.21   Bonds, Insurance and Letters of Credit.......  22
       4.22   Full Disclosure..............................  22

ARTICLE V..................................................  23
       5.01   Corporate Organization.......................  23
       5.02   Authorization................................  23
       5.03   No Violation.................................  23
       5.04   Brokers and Finders..........................  23
       5.05   Qualification................................  23
       5.06   Financing....................................  24

ARTICLE VI.................................................  24
       6.01   Transfer Consents and Franchise Renewals.....  24
       6.02   Supplements to Schedules.....................  24
       6.03   Antitrust Laws...............................  25
       6.04   No-Shop Covenant.............................  25
       6.05   Removal of Equipment.........................  25
       6.06   Covenant to Satisfy Conditions...............  25

ARTICLE VII................................................  26
       7.01   Antitrust Laws...............................  26
       7.02   Cooperation..................................  26
       7.03   Covenant to Satisfy Conditions...............  26

ARTICLE VIII...............................................  26
       8.01   Performance..................................  26
       8.02   Representations and Warranties True..........  26
       8.03   No Governmental Proceeding or Litigation.....  27
       8.04   No Injunction................................  27
       8.05   HSR Act Waiting Periods......................  27
       8.06   Consents and Renewals Obtained...............  27
       8.07   Purchase Price...............................  27
       8.08   Assumption Agreement.........................  28
       8.09   Officer's Certificate........................  28
       8.10   Opinion of Buyer's Counsel...................  28


ARTICLE IX.................................................  28
       9.01   Performance..................................  28
       9.02   Representations and Warranties True..........  28
       9.03   No Governmental Proceeding or Litigation.....  28
       9.04   No Injunction................................  29
       9.05   HSR Act Waiting Periods......................  29
       9.06   Consents and Renewals Obtained...............  29
       9.07   Bill of Sale.................................  29
       9.08   Secretary's Certificate......................  29
       9.09   Closing Date Subscribers.....................  29
       9.10   Opinion of Seller's Counsel..................  30
       9.11   Headend Lease................................  30

ARTICLE X..................................................  31
       10.01  Ordinary Course of Business..................  31
       10.02  Organization.................................  31
       10.03  Certain Changes..............................  31
       10.04  Contracts....................................  31

ARTICLE XI.................................................  32
       11.01  Survival of Undertakings.....................  32
       11.02  Agreement to Indemnify by Seller.............  32
       11.03  Procedure....................................  33
       11.04  Agreement to Indemnify by Buyer..............  34

ARTICLE XII................................................  34
       12.01  Methods of Termination.......................  34
       12.02  Procedure upon Termination...................  35
       12.03  Limitation of Liability Upon Termination.....  35
       12.04  Specific Performance.........................  35

ARTICLE XIII...............................................  36
       13.01  Amendment and Modification...................  36
       13.02  Waiver of Compliance.........................  36
       13.03  Expenses, Transfer Taxes, Etc................  36
       13.04  Notices......................................  36
       13.05  Assignment...................................  37
       13.06  Third Parties................................  37
       13.07  Confidentiality..............................  37
       13.08  Publicity....................................  38
       13.09  Interpretation...............................  38

       13.10  Entire Agreement.............................  38
       13.11  Counterparts.................................  38
       13.12  Governing Law................................  39

INDEX TO SCHEDULES


Schedule/Section Reference   Subject
--------------------------   -------

Schedule 1.01                CATV System/Region and Franchises
Schedule 4.03                Violations/Defaults
Schedule 4.04                Financial Statements
Schedule 4.04A Expenses Allocable to CATV Operations not reflected on Financial Statements
Schedule 4.06                Title Matters
Schedule 4.07                Contracts
Schedule 4.08                Material Sale Assets
Schedule 4.09                Characteristic of the CATV System
Schedule 4.10                Tax Audits, Agreements, Waivers
Schedule 4.11                Affiliate Transactions
Schedule 4.13                Litigation
Schedule 4.14                Consents and Approvals
Schedule 4.15                Compliance with Law
Schedule 4.16                FCC and Copyright Compliance
Schedule 4.16.4              Franchises
Schedule 4.17(i)             Employee Agreements and Plans
Schedule 4.17(ii)            Employee Information
Schedule 4.17(iii)           Collective Bargaining/Union Information
Schedule 4.18                Environmental
Schedule 4.20                Programming, Rates and Charges
Schedule 4.21                Bonds, Insurance and Letters of Credit
Schedule 10.03               Certain Changes


INDEX TO EXHIBITS

Exhibit                      Description
-------                      -----------

Exhibit A                    Assumption Agreement
Exhibit B                    Bill of Sale
Exhibit C                    Escrow Agreement
Exhibit D                    Intentionally Deleted
Exhibit E                    Headend Lease
Exhibit F                    Intentionally Deleted
Exhibit G                    Opinion of Counsel for Buyer
Exhibit H-1                  Opinion of Counsel for Seller
Exhibit H-2                  Opinion of FCC Counsel for Seller

                            ASSET PURCHASE AGREEMENT



     This AGREEMENT dated as of September 15, 1998, by and between TACONIC TECHNOLOGY CORP., a New York corporation ("Seller") and AVALON CABLE OF NEW ENGLAND LLC, a Delaware limited liability company ("Buyer"), sets forth the terms and conditions upon which Seller shall sell and convey to Buyer, and Buyer shall purchase and acquire from Seller, substantially all of the property, assets, goodwill and business as a going concern related to the Seller's cable television systems serving a portion of Columbia County, New York.

     WHEREAS, Seller wishes to sell, transfer, convey and assign to Buyer, and Buyer wishes to purchase, acquire, receive and accept from Seller, all of the Sale Assets, in accordance with the terms and conditions of this Agreement;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, Buyer and Seller hereby covenant and agree as follows:

                                  ARTICLE I.
                                  DEFINITIONS

     For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

          "Accounts Receivable" means all amounts due from or on behalf of any person with respect to any goods or services (including, without limitation, any CATV programming services, advertising services, antenna tower space rentals, etc.) provided by the CATV System to such person prior to the Closing.

          "Affiliate" has the meaning prescribed by Rule 12b-2 of the regulations promulgated pursuant to the Securities Exchange Act of 1934, as amended.

          "Assumption Agreement" means the instrument of assumption delivered by Buyer to Seller pursuant to Section 2.02(c) hereof, in substantially the form of Exhibit A hereto.

          "Bill of Sale" means the bill of sale delivered by Seller pursuant to
     Section 9.07 hereof, in substantially the form of Exhibit B hereto.

          "Bulk Subscriber" means any commercial establishment (e.g., any hotel or motel) or multiple dwelling unit establishment (e.g., any apartment building, college dormitory, hospital, etc.) connected for services by the CATV System that pays a bulk rate for the CATV System's Standard Basic Service or that has been served by the CATV System within the past 12 months and that has provided Seller with written notice of resubscription; provided, that such establishment has rendered payment in full for 30 days of such service and is not more than 60 days past due in any payment or any part thereof for any such service, and further provided that such establishment's status as a Bulk Subscriber is not the result of a credit to its account, other than a credit which is the subject or result of a bona fide dispute with such establishment and which would normally have been granted by Seller in the ordinary course of its business consistent with past practice.

          "Business Day" means any day on which the New York Stock Exchange (or any successor securities exchange) and Citibank (or any successor bank) are officially open for business in New York City.

          "Buyer Damages" has the meaning set forth in Section 11.02(a) hereof.

          "Cable Act" means, collectively, Title VI of the Communications Act of 1934, as amended, 47 U.S.C. (S) 151 et. seq., and all other provisions of the Cable Communications Policy Act of 1984, the Cable Television Consumer Protection and Competition Act of 1992 and the Telecommunications Act of 1996, as such statutes may be amended from time to time, and the rules and regulations promulgated thereunder.

          "CATV" means cable television.

          "CATV Franchises" or "Franchises" means, at any date, any CATV franchise instruments described on Schedule 4.16.4 reasonably necessary for the construction, operation and maintenance of the CATV System identified on Schedule 1.01 hereto as constructed, operated and maintained at such date.

          "CATV Operations" means all of the business and operations relating to the CATV System, as presently conducted, involving the use and operation of the Sale Assets.

          "CATV System" means the CATV system as operated and maintained by Seller (including, without limitation, one or more headends, distribution cables, Subscriber drops and associated electronic equipment) which serves the Region.

          "Closing" means the closing of the transactions contemplated by this Agreement.

          "Closing Date" means the date on which the Closing occurs.

          "Closing Date Subscribers" means the number of Qualified Subscribers as of the Closing Date.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Contracts" has the meaning ascribed to it in Section 4.07(a).

          "Contract Transfer Consent" means, with respect to any Contract listed in

     Schedule 4.07, any consent (or waiver) that Seller or Buyer is required by the terms of such Contract to obtain from any applicable party thereto for Seller's assignment or transfer of such Contract to Buyer.

          "Copyright Office" means the United States Copyright Office.

          "Dispute Resolution Person" means an accountant who is independent of Buyer and Seller and is experienced in matters involving the cable television industry, selected by Buyer and Seller in accordance with the rules of the American Arbitration Association ("AAA") from a panel submitted by the AAA.

          "Environmental Law" means any applicable federal, state or local law, ordinance, rule, order, decree or regulation in effect as of the date hereof which relates to pollution or the protection of human health, worker safety, ambient or indoor air, ground or surface water, land, the environment or any other natural resource including, but not limited to, the use, storage, recycling, treatment, generation, processing, handling, production, release, discharge, emission or disposal of any Hazardous Substance.

          "Equivalent Basic Subscribers" means the number of individual subscribers represented by the Bulk Subscribers, which number shall be calculated by dividing (x) the monthly billings, before nonrecurring charges or credits but after deducting taxes, attributable to Bulk Subscribers for Standard Basic Service for the calendar month preceding the date on which such calculation is made, by (y) the cost of Seller's Standard Basic Service as of the Closing Date.

          "Escrow Agent" means First Union National Bank, 230 South Tryon Street, 9th Fl, Charlotte, North Carolina 28288, or any successor thereto, in its capacity as the escrow agent under the Escrow Agreement.

          "Escrow Agreement" means the escrow agreement entered into by and among Buyer, Seller and the Escrow Agent in substantially the form of Exhibit C hereto, with such changes as Escrow Agent may reasonably request.

          "Excluded Assets" means (i) Seller's cash-equivalents as of the Closing Date; (ii) any and all insurance policies, bonds, letters of credit, or other similar items, and any cash surrender value in regard thereto; (iii) all books and records of Seller (including, without limitation, correspondence, memoranda, books of account, tax reports and returns and the like) other than those solely related to the CATV Operations and other than those described in subpart (viii) of the definition of Sale Assets; provided, that Buyer shall be entitled to the rights set forth in Section 3.02 hereof with respect to the foregoing excluded books and records; (iv) any and all claims, rights and interests in and to any refunds for federal, state or local franchise, income or other taxes or fees of any nature whatsoever for any period prior to the Closing Date (including, without limitation, fees paid to the U.S. Copyright Office); (v) all rights, by contract or otherwise, to receive management or other services from any

     Affiliate of Seller except the office lease in Ghent, New York which is included in the Sale Assets and the Headend Lease; (vi) the name "Taconic Technology" and any related trade names, trademarks, service marks or logos used by Seller in conjunction with the CATV System; (vii) any rights with respect to any and all employee benefit plans covering any of the employees of Seller; (vii) all rights accruing to Seller under this Agreement; and
     (ix) those assets listed in Exhibit D hereto, if any.

          "Extended Walkaway Date" has the meaning set forth within the definition of "Walkaway Date" in this Article I.

          "FAA" means the United States Federal Aviation Administration.

          "FCC" means the United States Federal Communications Commission.

          "Franchise Transfer Consent" means, with respect to any CATV Franchise, including those listed in Schedule 4.16.4, any consent (or waiver) that Seller or Buyer is legally required (whether by general statute, specific ordinance, or the terms of the respective Franchise) to obtain from any applicable municipal authority for Seller's assignment or transfer of such Franchise to Buyer.

          "FTC" means the United States Federal Trade Commission.

          "Fund" means the Indemnification Fund.

          "Hazardous Substance" means any substance, waste, pollutant, contaminant or material, the use, transport, disposal, storage, treatment, recycling, handling, discharge, release or emission of which is, as of the date hereof, regulated or governed by any Environmental Law.

          "Headend Lease" shall mean the lease substantially in the form of Exhibit E, subject to modification only to comply with the decision of the NYPSC with respect to the pricing thereof.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "Indemnification Fund" means, at any date, the sum of the Indemnification Escrow Deposit and all interest accrued thereon and any and all other proceeds from the investment thereof as of such date, less any and all disbursements made therefrom pursuant to the Indemnification Escrow Agreement as of such date.

          "Indemnification Escrow Deposit" means the aggregate amount of $250,000, deposited by Buyer on the date hereof pursuant to the terms and provisions of the Escrow Agreement.

          "Licenses" means any FCC licenses and all other licenses issued by any federal, state or local governmental authority (other than the CATV Franchises) relating to and required to conduct the CATV Operations.

          "Material Adverse Effect" means any material adverse effect upon (i) Seller's financial condition, the CATV Operations, the Sale Assets taken as a whole or the CATV Franchises and the Contracts taken as a whole, except insofar as any such effect is attributable to any events or developments affecting the CATV industry generally, including, but not limited to, state and federal regulatory requirements (ii) the ability of Seller to fulfill its obligations under this Agreement or (iii) the validity, performance or enforceability of Seller's obligations under this Agreement.

          "MDU" means a multiple-dwelling unit building.

          "NYPSC" means the New York Public Service Commission.

          "Person" or "person" means any corporation, general partnership, limited partnership, limited liability company, limited liability partnership, joint venture, association, individual or other entity.

          "Personal Property" has the meaning set forth within the definition of "Sale Assets."

          "Post-Closing Certificate" has the meaning set forth in Section 2.03(b)(ii) hereof, and refers to the certificate to be delivered by Seller to Buyer after the Closing Date, setting forth Seller's final determination of the prorations and adjustments to be made to the Purchase Price as of the Closing Date pursuant to Section 2.03(a) hereof.

          "Pre-Closing Certificate" has the meaning set forth in Section 2.03(b)(i) hereof, and refers to the certificate to be delivered by Seller to Buyer prior to the Closing Date, setting forth Seller's estimate of the prorations and adjustments to be made to the Purchase Price on the Closing Date pursuant to Section 2.03(a) hereof.

          "Purchase Price" means the monetary sum specified in Section 2.02(b) hereof, without reference to any adjustment thereto effected (or to be effected) pursuant to Section 2.03(a) hereof or any reduction thereto effected (or to be effected) pursuant to Section 2.03(b) hereof.

          "Qualified Subscribers" means, at any date, the aggregate number of Standard Basic Subscribers and Equivalent Basic Subscribers calculated as of that date.

          "Region" means the portions of Columbia County, New York served by the CATV System, including those areas covered by the CATV Franchises referred to on Schedule 4.16.4 hereto.

          "Sale Assets" means all properties, privileges, rights, interests and claims, real and personal, tangible and intangible, of every type and description, including goodwill, owned and used by Seller, as the case may be, within the Region in the operation of the CATV System, including (i) all of the CATV Franchises, Contracts and Licenses and intangibles relating directly to the CATV Operations, including, but not limited to, all claims and goodwill, if any, with respect to the CATV Operations; (ii) all tangible personalty, electronic devices, trunk and distribution cable, amplifiers, power supplies, conduit, vaults and pedestals, grounding and pole hardware, Subscriber devices (including, without limitation, converters, traps, decoders, switches, and fittings), "headend" (origination, signal processing and transmission) equipment, facilities, vehicles, office equipment, furniture, supplies, inventory and goods and other personal property used exclusively by Seller in the CATV Operations ("Personal Property") as more particularly set forth on Schedule 4.08 hereto; (iii) all Seller's Accounts Receivable, Subscriber credit information and Subscriber lists; (iv) all realty, towers, fixtures, fee, leasehold and other interests in real property owned and used by Seller, as the case may be, and all Seller's improvements and fixtures relating thereto; (v) the tower and all equipment located at the headend sites which are the subjects of the Headend Lease, regardless whether such equipment is Personal Property or fixtures; (vi) all Seller's rights to all streets, roads and public or private places, open or proposed, and all easements, licenses, access and rights of way, whether public or private; (vii) all engineering specifications, maps, plans, diagrams and blue prints; and
     (viii) all books, records and computer files relating to the foregoing, all personnel records of any employees hired by Buyer, all files and records for any federal, state or local governmental authority relating to any of the Sale Assets or the CATV Operations including without limitation correspondence, filings and payment of fees if applicable, to the FCC or the Copyright Office, provided, that the Sale Assets shall not include, and Buyer shall not acquire any interest in, any of the Excluded Assets.V

          "Schedules" means the Schedules hereto as the same may be amended or supplemented from time to time by Seller pursuant to Section 6.03 hereof.

          "Seller Damages" has the meaning set forth in Section 11.04(a) hereof.

          "Standard Basic Service" means basic CATV service provided by the CATV System and referred to on Schedule 4.20.

          "Standard Basic Subscriber" means any person who has been connected for Standard Basic Service at the CATV System's Standard Basic Rate referred to on Schedule 4.20 for a single household subscriber (subject to any applicable senior citizen or other standard, non-bulk discounts), provided that such person has rendered payment in full for 30 days of such service and is not more than 60 days past due in any payment for such service, or any part thereof and further provided that such person's status as a Standard Basic Subscriber is not the result of a credit to such person's account, other than a credit that is the subject or result of a bona fide dispute with such person and which would normally have been granted by Seller in the ordinary course of its business consistent with its past business practices.

          "Subscriber" means each Standard Basic Subscriber and Equivalent Basic Subscriber.

          "Subscription Agreement" means any agreement, whether oral or in writing, for the provision of CATV Service to a Standard Basic Subscriber or a Bulk Subscriber.

          "Third Party Claim" has the meaning set forth in Section 11.03(b).

          "Transfer Consents" means the Franchise Transfer Consents, Contract Transfer Consents and any consent of the NYPSC that Seller or Buyer is legally required (whether by general statute, specific ordinance, FCC rule or regulation, or the terms of the respective Franchise or Contract) to obtain (a) for Seller's sale or transfer of the Sale Assets to Buyer or (b) to permit Buyer to operate the CATV System after the Closing. For purposes of this definition of Transfer Consents, the consent of the NYPSC will not be deemed to have been obtained until the NYPSC has issued a written order and at least 30 days have elapsed from the date of that order with no third party having filed with the NYPSC any written objections to such order (provided, however, that nothing herein shall be deemed or used to extend the time period in which a closing shall occur under Section 2.04 hereof).

          "Walkaway Date" means July 31, 1999; provided, that if the Closing has not occurred by such date solely because one or more of the Transfer Consents have not been obtained as provided herein, and provided, further, that if each of Seller's or Buyer's respective obligations (other than with respect to the Transfer Consents) set forth in Article VIII or IX are (or could be) satisfied as of such date, then upon not less than 10 days prior written notice given by either Buyer or Seller to the other, as the case may be, the Walkaway Date shall mean October 31, 1999 (and shall be referred to herein as the "Extended Walkaway Date").

     The plural of any term defined in the singular, and the singular of any term defined in the plural, shall have the meaning correlative to such defined term.

                                  ARTICLE II.
                          PURCHASE AND SALE OF ASSETS
                         AND ASSUMPTION OF LIABILITIES

     2.01 Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, all of Seller's right, title and interest in and to the Sale Assets, free and clear of all liens, security interests, mortgages, encumbrances and other restrictions, other than those permitted under Section 4.06 hereof.

     2.02  Consideration. Subject to the terms and conditions of this Agreement:

          (a) At the Closing, Buyer shall deliver to Seller (or to such person(s) as Seller shall designate), by wire transfer of immediately available funds, the sum of $8,525,000 (the "Purchase Price") in cash for the Sale Assets, which sum shall be (i) reduced on the Closing Date by the amount of the Indemnification Fund delivered to the Escrow Agent by Buyer on the date hereof, pursuant to Section 11.02(e) hereof, and (ii) subject to adjustment on and after the Closing Date pursuant to Section 2.03(a) hereof.

          (b) Buyer and Seller agree that the allocation of the Purchase Price among the Sale Assets shall be agreed to at Closing. Buyer shall provide Seller with its suggested allocation prior to Closing which Seller will then review; Buyer and Seller shall proceed in good faith to resolve any objections. Such allocation shall be used by both Buyer and Seller for purposes of the reporting requirements of Section 1060 of the Code and any applicable regulations thereunder. Any adjustments to the Purchase Price required pursuant to Section 2.03(a) hereof shall also be allocated and reported in accordance with said
Section 1060. Seller shall promptly notify Buyer, and Buyer shall promptly notify Seller, of any adjustment that comes to its attention which is proposed to be made by any federal, state or local taxing authority with respect to the allocation of the Purchase Price.


     2.03  Adjustment of Purchase Price.

          (a) The Purchase Price shall be subject to adjustment, as of 12:01 a.m. (New York City time) on the Closing Date, to reflect, in accordance with generally accepted accounting principles, the principle that all revenues and refunds, and all costs, expenses and liabilities, attributable to the CATV Operations for any period prior to such time on the Closing Date are for the account of Seller and all revenues and refunds, and all costs, expenses and liabilities (other than liabilities and obligations under contracts or other obligations of Seller that Buyer does not assume) attributable to the CATV Operations on or after the Closing Date are for the account of Buyer. The adjustments to be made to the Purchase Price pursuant to this Section 2.03(a) shall consist of the following:



               (i) an increase in the Purchase Price by an amount equal to the sum of:

                    (A) all prepaid items relating to the ownership or operation of any of the Sale Assets and for which Buyer will receive benefits after the Closing, which prepaid items shall be prorated between Seller and Buyer as of the Closing Date on the basis of the period covered by the respective prepayment, and shall be deemed to include, without limitation, all such prepaid items attributable to the following: real and personal property taxes and assessments levied against the Sale Assets; real and personal property rentals; pole rentals; any expenses relating to pole rearrangement and make-ready work relating to the CATV System that is performed prior to Closing, to the extent that such work relates solely to Subscribers to be added to the System on or after the Closing Date; power and utility charges; access charges; and similar items; and

                    (B) an amount equal to 50% of the cost of relocating certain of the equipment included in the Sale Assets in accordance with
               Section 6.05 hereof, if such amount has not been previously paid or reimbursed by Buyer, up to a maximum aggregate increase of $5,000.

               (ii) a decrease in the Purchase Price by an amount equal to the sum of:

                    (A) all Subscriber prepayments, credit balances and deposits held by Seller as of the Closing Date and retained by Seller;

                    (B) all accrued and unpaid real and personal property taxes in respect of any of the Sale Assets (which taxes shall be prorated between Seller and Buyer as of the Closing Date on the basis of the respective period covered by any such taxes);

                    (C) all accrued and unpaid expenses relating to the
               ownership or operation of any of the Sale Assets, including accrued and unpaid franchise fees (which accrued and unpaid expenses shall be prorated between Seller and Buyer as of the Closing Date on the basis of the period to which the respective expense relates, and shall be deemed to include, without limitation, accrued and unpaid expenses of the kind itemized in
               Section 2.03(a)(i) above);

                    (D) all expenses relating to pole rearrangement and make-
               ready work relating to the CATV System of which Seller has received a notice of violation from the relevant pole company prior to the Closing Date and which has not been cured as of such date, or which Seller would normally perform, in the ordinary course of business, prior to the Closing Date and which has not been performed;

                    (E) in the event the number of Closing Date Subscribers is less than the requisite number pursuant to Section 9.09, the product of (x) $1,740 and (y) the difference between such requisite number and the number of Closing Date Subscribers, up to a maximum aggregate decrease of $350,000;

                    (F)  the adjustment contemplated by Section 9.06, if any;

                    (G) the unearned portion of any programming incentive payments paid to Seller prior to Closing with respect to which the Buyer is assuming the obligation to carry such programming on or after the Closing; and

                    (H) the amount by which the PSC increases the rent to be paid by Buyer under the Headend Lease, adjusted to reflect a present value discount rate of 15%.

          (b) For purposes of determining the prorations and adjustments to the Purchase Price to be made as of the Closing Date pursuant to Section 2.03(a) above, Seller and Buyer shall proceed as follows:

               (i) Seller shall, not less than five days prior to the Closing Date, deliver to Buyer a certificate (the "Pre-Closing Certificate") which shall set forth Seller's good faith preliminary estimate of the prorations and adjustments to the Purchase Price to be made as of the Closing Date pursuant to Section 2.03(a) above, together with such documentation as may reasonably support Seller's preliminary estimate set forth therein, and the Purchase Price shall be adjusted on the Closing Date in accordance with such estimate. Seller hereby agrees that the total copyright payments owing with respect to the CATV System for the period in which the Closing occurs shall be calculated in accordance with applicable law and Seller shall pay its pro rata portion of such aggregate fees as provided in this Section 2.03(b).

               (ii) Within 60 days after the Closing Date, Seller shall deliver to Buyer a certificate (the "Post-Closing Certificate"), which shall set forth Seller's final determination of the prorations and adjustments to the Purchase Price to be made as of the Closing Date pursuant to Section 2.03(a) above, together with such documentation as may support Seller's determination thereof and such other documentation relating to such Post-Closing Certificate as Buyer may reasonably request.

               (iii) If Buyer shall in good faith conclude that the Post-Closing Certificate does not accurately reflect the final prorations and adjustments to the Purchase Price to be made as of the Closing Date pursuant Section 2.03(a) above, then Buyer shall, within 15 days after its receipt of the Post-Closing Certificate, provide to Seller its written statement of any discrepancies believed in good faith to exist, together with such documentation as may support Buyer's determination thereof and such other documentation relating to such statement as Seller may reasonably request. In connection with Buyer's review of the Post-Closing Certificate, Seller shall provide Buyer and Buyer's advisors with access to all documents and records in its possession or under its control which relate to the prorations and adjustments to the Purchase Price set forth in the Post-Closing Certificate.

               (iv) If Buyer and Seller cannot resolve any dispute to their mutual satisfaction within 30 days after Seller's receipt of Buyer's above-specified discrepancy statement, Buyer and Seller shall, within the 10 day period following the expiration of such 30-day period, designate a Dispute Resolution Person to review the Post-Closing Certificate, Buyer's discrepancy statement and any other relevant documents and to rule upon the differences between Buyer and Seller with respect thereto. The cost of retaining the Dispute Resolution Person shall be borne one-half by Buyer and one-half by Seller. The Dispute Resolution Person shall report its conclusions and ruling in writing to Buyer and Seller and such conclusions and ruling as to any adjustments to be made pursuant to this Section 2.03 shall be conclusive and binding on all parties to this Agreement and not subject to further dispute or review.

               (v) If as a result of any resolution reached by Buyer and Seller, or any ruling made by the Dispute Resolution Person, pursuant to clause (iv) above, Buyer is finally determined to owe any amount to Seller, or Seller is finally determined to owe any amount to Buyer, the obligor shall pay such amount to the other party hereto within three Business Days after such final determination.

     2.04 The Closing. The Closing shall take place at the offices of Buyer's counsel, Baer Marks & Upham LLP, at 805 Third Avenue, New York, New York 10022, at 10:00 a.m. local time or at the offices of Buyer's lender or its counsel on the first day of the month that falls at least 30 days after the first date upon which all of the Transfer Consents shall have been obtained, unless otherwise extended by Buyer; provided, that the Closing shall not occur later than the Walkaway Date (or the Extended Walkaway Date, if applicable). If the Closing shall not have occurred on or prior to the Walkaway Date (or the Extended Walkaway Date, if applicable), and such failure to Close is attributable solely to the breach by one party of any of its covenants, obligations, representations or warranties hereunder, then the non-breaching party shall be entitled to obtain specific performance of the sale transaction contemplated by this Agreement on the terms set forth herein; provided, that such non-breaching party shall not thereafter, in connection therewith or otherwise, be entitled to make any claim for any breach which is known by the non-breaching party on the Closing Date against the breaching party pursuant to Article XI hereof or otherwise, and that any such claim or right to bring such claim for any such known breach shall be deemed waived. Nothing contained herein shall be deemed to limit, restrict or waive a non-breaching party's right to bring a claim for any breach unknown to the non-breaching party as of the Closing Date; provided, such claim is permitted under Article XI hereof.

     2.05 No Assumed Liabilities. (a) At Closing, Buyer shall assume only the following liabilities of Seller: (i) liabilities arising out of the conduct of the CATV Operations and the ownership of the Sale Assets from and after the Closing Date; (ii) liabilities arising pursuant to any of the CATV Franchises or the Contracts with respect to the period from and after the Closing Date; and
(iii) liabilities for Subscriber prepayments, credit balances and deposits for which Buyer received a credit against the Purchase Price pursuant to Section 2.03(a)(ii)(A) hereof.

          (b) Buyer is not assuming any liability, obligation or debt of Seller or the CATV Operations except as set forth in 2.05(a) above. Without limiting the generality of the foregoing, Buyer is not assuming any obligations or liability (i) to any of Seller's employees for sick or vacation pay or other benefits, (ii) under any employee benefit plan, (iii) with respect to any pending or threatened litigations or claims or (iv) for rate refunds, rollbacks or credits with respect to the CATV Operations prior to the Closing.

          (c) Seller acknowledges that Buyer has no obligation to hire any of Seller's employees at or after the Closing but that Buyer may, in its discretion, determine to offer employment to any of Seller's employees or any employees of any Affiliate of Seller who primarily perform services relating to the CATV Operations. Should Buyer hire any such employees, Seller or its Affiliate shall be responsible for all compensation and benefits (including without limitation salary, bonus, accrued vacation time or sick pay) prior to the Closing Date. Seller and Buyer (to the extent Buyer is so required) shall comply with notification requirements, if any, under the Federal Worker Adjustment and Retraining Notification Act.

     2.06  Further Assurances.  From and after the Closing Date:

          (a) Seller shall from time to time, at the request of Buyer and without further cost or expense to Buyer, execute and deliver or cause to be executed and delivered such other instruments of conveyance and transfer as Buyer may reasonably request, in order to more effectively convey, transfer and assign to Buyer the Sale Assets.

          (b) Buyer shall from time to time, at the request of Seller and without further cost or expense to Seller, execute and deliver or cause to be executed and delivered such other instruments of assumption and performance as Seller may reasonably request, in order to more effectively evidence and carry out Buyer's assumption of the liabilities and obligations of Seller pursuant to the Assumption Agreement.

          (c) Buyer and Seller shall cooperate in the removal promptly, but in no event more than 30 days, after the Closing of Seller's name and logo to the extent incorporated in or on any of the Sale Assets.

          (d) Seller hereby appoints Buyer and its employees and representatives as its attorney in fact, with full power of substitution, to endorse Seller's name on any checks payable to Seller or its order with respect to any of the Accounts Receivable or any other Sale Assets. Said appointment, being coupled with an interest, is irrevocable.

                                  ARTICLE III.
                                RELATED MATTERS
                                ---------------

     3.01  Access.

          (a) Subject to the provisions of Section 13.07 hereof, Seller agrees that on and after the date hereof, during normal business hours and on reasonable notice to Seller, it shall permit Buyer and its auditors, attorneys, financing sources and other advisors through their authorized representatives, to have access to any properties of Seller reasonably related to the CATV Operations, to examine all books and records of Seller reasonably related to the CATV Operations and to have access to any employees, advisors, consultants and other personnel of Seller related to the CATV Operations.

          (b) Buyer agrees that on and after the Closing Date, during normal business hours, it shall permit Seller and Seller's auditors and attorneys, through their authorized representatives, to have access to and to examine all books and records provided by Seller to Buyer in connection with the transactions contemplated by this Agreement and reasonably related to events occurring prior to the Closing.

          (c) Each party shall direct its representatives to render any assistance which the other party may reasonably request in examining or utilizing records referred to in this Section 3.01. Each party agrees to preserve all files and records which are subject to this Section 3.01 for a period of six (6) years after the Closing Date; provided, that each party may destroy or otherwise dispose of any such records during such six-year period after first giving 30 days' notice thereof to the other party, and within 30 days of receipt of such notice, such other party may cause to be delivered to it the records intended to be destroyed, at such other party's expense.

          (d) Seller further agrees that on and after the date hereof, during normal business hours, it will permit Buyer and its authorized representatives access to all real property owned or used by Seller in connection with the CATV Operations (including without limitation headend sites) for the purposes of conducting environmental assessments including without limitation a Phase I environmental audit and to conduct any additional testing or procedures that are reasonably appropriate based on the results of any preliminary report or such Phase I.

     3.02 Financial Statements of Businesses Acquired. Seller acknowledges that Buyer's parent, Avalon Cable Holdings LLC, is currently planning an offering under Rule 144A promulgated under the Securities Act of 1933, as amended (the "Rule 144A Offering") and subsequent public debt offering under applicable federal and state securities laws and that, in connection therewith, Avalon Cable Holdings LLC will need current and historical financial information about the CATV Operations to comply with Rule S-X and other applicable securities laws. Accordingly, Seller will deliver to Buyer on or prior to the date hereof:

          (a) an audited balance sheet of Seller with respect to the CATV Operations for the fiscal years ending December 31, 1996 and 1997, respectively, and related statements of income, retained earnings and cash flows for such periods setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants. Such financial statements shall each be prepared pursuant to Regulation S-X promulgated by the Securities and Exchange Commission and accompanied by manually signed reports thereon by independent public accountants pursuant to Rule 2-02 of Regulation S-X;

          (b) an unaudited balance sheet of Seller with respect to the CATV Operations for the fiscal year ended December 31, 1995 prepared pursuant to Regulation S-X; and

          (c) an unaudited consolidated balance sheet of Seller with respect to the CATV Operations as of June 30, 1998 and related statements of income and cash flows from the beginning of the current fiscal year to June 30, 1998 together with comparative data for the comparable period in Seller's fiscal year ended December 31, 1997, all to the extent and in the form required by the rules and regulations of the Securities and Exchange Commission and prepared pursuant to Regulation S-X.

     Unless otherwise provided herein, the cost of having KPMG Peat Marwick LLP prepare the financial statements required by Buyer pursuant to this Section 3.02 shall be borne by Buyer, regardless of whether the transactions contemplated by this Agreement are consummated.

     3.03 Fiber Construction. Buyer acknowledges that Seller currently uses two strands of the existing fiber of its parent, Taconic Telephone Corp. to conduct its CATV Operations. Taconic Telephone Corp. shall permit Buyer to continue to use such fiber on substantially the same basis as Seller currently uses such fiber but without fees or charges of any kind for a period of six months commencing the Closing Date (the "Use Period"). During such Use Period, Buyer shall use reasonable efforts to construct its own fiber system at its own cost and expense (including all make ready and ride charges). Seller acknowledges that in connection with Buyer's construction of its own fiber system, Buyer may require pole attachment agreements with Taconic Telephone Corp.; Seller and Taconic Telephone Corp. agree to cause such pole attachment agreements to be in Taconic Telephone Corp.'s standard form, at customary rates and on other customary terms and conditions.

     3.04 Bulk Sales. The parties waive compliance with the bulk sales provisions of the New York Uniform Commercial Code or similar laws that may be applicable to the transactions contemplated hereby.

                                  ARTICLE IV.

                    REPRESENTATIONS AND WARRANTIES OF SELLER
                    ----------------------------------------

     Seller hereby represents and warrants to Buyer that each of the statements contained in this Article IV is true and correct as of the date of this
Agreement:

     4.01 Corporate Organization. (a) Seller is a corporation duly incorporated and validly existing under the laws of the State of New York and has all requisite power and authority to carry on the CATV Operations as they are now being conducted and to own the Sale Assets. Seller is duly qualified to conduct business in the State of New York and each other state where the failure to be so qualified would have a Material Adverse Effect.

     4.02 Authorization. Seller has all requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The execution and delivery of this Agreement and consummation of the transactions contemplated hereby has been duly authorized in accordance with its Articles of Incorporation, as amended, and By-Laws. This Agreement is a valid and binding agreement of Seller enforceable in accordance with its terms, subject to all of the limitations imposed by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors rights generally and to general principles of equity.

     4.03 No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate any provision of the Articles of Incorporation or By-Laws of Seller, or, except as specified in Schedule 4.03 or on Schedule 4.14, violate, constitute a material default under, result in the termination of, accelerate the performance required by, any agreement or commitment to which Seller is a party or by which Seller is bound the violation of which, the termination of which or the acceleration of which would have a Material Adverse Effect, or materially violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority to which Seller is a party or by which Seller is bound.

     4.04 Financial Statements. Schedule 4.04 contains audited financial statements of Seller with respect to the CATV Operations for each of the years ended December 31, 1996 and 1997, an unaudited balance sheet for the year ended December 31, 1995 and unaudited financial statements for the six month periods ended June 30, 1998 and June 30, 1997 (collectively, the "Financial Statements"). The Financial Statements fairly present the results of operation of the CATV Operations for the periods set forth therein and were prepared in accordance with generally accepted accounting principles consistently applied, subject, in the case of interim Financial Statements, to customary year-end adjustments and accruals and the absence of footnotes. Except as indicated on
Schedule 4.04A, the Financial Statements include all expenses (other than depreciation, amortization, taxes and management fees) allocable to the CATV Operations as if operated on a stand-alone basis. Schedule 4.04 also contains the amount of all capital expenditures in respect of the CATV Operations for the same periods covered by the Financial Statements.

     4.05 Interim Operations. Since June 30, 1998, (i) the CATV Operations have been conducted in the ordinary and usual course consistent with past practice in all material respects, (ii) except as otherwise provided in this Agreement, Seller has not entered into or otherwise become a party to any agreement to take any action which would, if taken prior to the Closing, materially breach any obligation contained in Article X hereof; and (iii) there has been no Material Adverse Effect in respect of the Sale Assets or the CATV Operations.

     4.06 Title to Properties, Encumbrances. (a) Seller has and shall transfer to Buyer, good title to the Sale Assets free and clear of all defects or objections, liens, claims, charges, security interests or other encumbrances of any nature, except (i) such matters, if any, as are specified in Schedule 4.06(a) (all of which shall be removed on or prior to the Closing Date); (ii) imperfections of title, easements, encumbrances or restrictions, if any, which do not and will not materially impair the present use of the respective Sale Assets subject thereto or the CATV Operations and have not had and would not reasonably be expected to have a Material Adverse Effect; (iii) materialmen's, mechanics', carriers', workmen's, warehousemen's, repairmen's or other like liens arising in the ordinary course of business, or deposits to obtain the release of such liens (all of which shall be removed on or prior to the Closing
Date); and (iv) liens for current taxes not yet due.

          (b) Except as noted on Schedule 4.06(a), the Sale Assets constitute all assets that are used exclusively in the CATV Operations and that are deemed reasonably necessary by Seller to operate the CATV System and conduct the CATV Operations as currently conducted. Schedule 4.06(b) sets forth (i) all material assets that are being used in the CATV Operations on a non-exclusive basis and that are deemed reasonably necessary by Seller to operate the CATV System and conduct the CATV Operations as currently conducted; and (ii) all other material assets used in the operation of the CATV System and to conduct the CATV Operations as currently conducted, but are not included in the Sale Assets.

     4.07 Contracts.

          (a) Schedule 4.07 sets forth a complete and accurate list, as of the date of this Agreement, of all of the following (whether written or unwritten), other than the retransmission consents and must-carry elections referred to in
Section 4.16 and the CATV Franchises:

               (i) contracts relating to the CATV Operations or Sale Assets involving post-Closing Date monetary obligations of more than $5,000 individually (i.e., in the case of any single contract), contingent or otherwise, or which may extend for a term of more than one year after the Closing Date; for purposes hereof, as of the date of this Agreement, the parties have agreed to use July 1, 1999 as the Closing Date;

               (ii) contracts relating to the CATV Operations or Sale Assets under which the amount payable is dependent on the revenue, income or similar measure of any person or entity;

               (iii) licenses, leases, contracts and other arrangements with respect to any of the material Sale Assets, including, without limitation, material sales, distribution and supply contracts, headend and office leases, vehicle leases, equipment leases, and the lease of the CATV Systems's signal fiber to Berkshire Cable;

               (iv) contracts which place any material limitation on the method of conducting or scope of the CATV Operations or the Sale Assets including, without limitation, non-compete agreements;

               (v) all programming agreements and pole attachment agreements;

               (vi) all easements, rights-of-way and rights-of-entry which are material to the CATV Operations and, to Seller's knowledge, all other easements, rights-of-way and rights-of-entry that exist in connection with the CATV Operations; and

               (vii) other contracts, instruments, commitments, plans and arrangements which materially involve or relate to the CATV Operations or the Sale Assets, excluding employee related contracts described on Schedule 4.17.

All of the foregoing listed or required to be listed in Schedule 4.07 are referred to herein as the "Contracts." Schedule 4.07 identifies each Contract that is material to the CATV Operations.

          (b) Except as otherwise indicated on Schedule 4.07, Seller is in compliance, in all material respects, with the terms and conditions of all Contracts and to Seller's knowledge, there is no default or event of default or event which, with the passage of time or giving of notice or both, would constitute a default or event of default under any such Contracts. Schedule 4.07 indicates with an asterisk which of the Contracts requires the consent of a third party for the assignment of such Contract to Buyer. True, complete and correct copies of each of the written Contracts have been delivered to Buyer.

     4.08 Material Sale Assets. Schedule 4.08 contains a list of the tangible Sale Assets having an individual cost or replacement value equal to or greater than $5,000. Except as indicated in Schedule 4.08, the Sale Assets listed on
Schedule 4.08 are in good operating condition.

     4.09 Characteristics of the CATV System. (a) Schedule 4.09 sets forth a materially true and accurate description of the following information, with respect to the CATV System:

               (i) the approximate number of miles of energized cable plant and homes passed as of the date hereof;

               (ii) the approximate number of the CATV System's converters in service, the approximate number of additional outlets, the approximate number of pay units and the approximate number of the CATV System's Qualified Subscribers, as of June 30,

     1998; and

               (iii) the MHz capacity of the CATV System and the CATV System's channel capacity.

          (b) To Seller's knowledge, as of the date of this Agreement, and subject to MDU's which terminate services and resubscribe in the ordinary course of business based on seasonality, the CATV System has not lost access to any MDU within the past 24 months, and continues to provide cable services to all of the MDU's to which it provided services as of December 31, 1996.

          (c) No franchising authority currently regulates or has regulated the CATV System's basic rates pursuant to the 1992 Cable Act. The CATV System does not offer a cable programming services tier except as set forth on Schedule 4.20.

          (d) Annexed hereto as part of Schedule 4.09 are the most recent proof of performance tests for the CATV System. Seller warrants and agrees that as of the Closing Date, except as set forth on Schedule 4.15, the CATV System shall meet or exceed the performance standards required by applicable law.

     4.10 Taxes. All income, unemployment, social security, sales, franchise, property and other material taxes levied, assessed or imposed upon Seller or the CATV System by the United States or any state, or any governmental subdivision of either, to the extent due and payable as of the date hereof, have been timely and properly paid, and no liability exists for deficiencies, except where nonpayment of any such taxes has not had, and would not reasonably be expected to have, a Material Adverse Effect and except for taxes being contested by appropriate proceedings and for which adequate reserves have been established on Seller's Financial Statements. Except as set forth in Schedule 4.10, there are no tax audits pending or any outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state or local income tax return of Seller. To Seller's knowledge, no tax deficiency has been determined, nor proposed tax assessment charged, against Seller. Seller has made or caused to be made all withholdings of taxes required to be made, and such withholdings have either been paid to the appropriate governmental agency or set aside, in appropriate accounts for such purpose.

     4.11 Affiliate Transactions. Other than as set forth in Schedule 4.11, there are no Contracts or other agreements or arrangements relating to the CATV Operations between Seller, on the one hand, and any Affiliate thereof, on the other hand.

     4.12 Overbuild. As of the date hereof, to Seller's knowledge, there is (i) no franchise issued or other application therefor pending with franchising authorities which relate to the operation of a CATV system within the Region by a party other than Seller, (ii) no party providing CATV service within the Region under a franchise granted by any local franchising authority and (iii) no party providing CATV service within the Region who has not obtained a franchise which permits the construction, operation and maintenance of a CATV system within the Region or any part thereof. To Seller's knowledge, within the past five years no operator of a CATV system has built, updated or otherwise constructed or operated any part of any CATV system within the area of the Region served by the CATV System operated by Seller.

     4.13 Litigation. Except as set forth in Schedule 4.13 or with respect to matters affecting the CATV industry in general, there is no action, suit or proceeding by or before any court or governmental or other regulatory or administrative agency or commission pending, or to Seller's knowledge, threatened, with respect to the CATV Operations, except any action, suit, or proceeding that has not had and would not reasonably be expected to have a Material Adverse Effect. Seller is not subject to any judgment or order entered in any lawsuit or proceeding to which Seller is a party with respect to the CATV Operations.

     4.14 Consents and Approvals. Except as set forth in Schedules 4.07, 4.14,
4.16 and 4.16.4, and subject to the requirements of the HSR Act, if applicable, and the approval of the NYPSC, no consent or approval of any governmental authority is required by Seller in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. Except as set forth in the preceding sentence or in
Schedule 4.14, no consent, approval or authorization of any other person is necessary for the consummation of the transactions contemplated hereby.

     4.15 Compliance with Law. Except as set forth in Schedules 4.15, 4.16, and 4.18, the CATV Operations have been conducted and the Sale Assets have been maintained and operated in compliance with all applicable laws, regulations and other requirements of all national governmental authorities, federal, state, local and municipal that have jurisdiction over Seller with respect to the CATV Operations, except where the failure to comply with such laws, regulations and requirements have not had and would not reasonably be expected to have a Material Adverse Effect.

     4.16 FCC and Copyright Compliance. Except as provided in Schedule 4.16, the operation of the CATV System has been and is in compliance with the Cable Act and the rules and regulations of the FCC, except for such noncompliance as has not had and would not reasonably be expected to have a Material Adverse Effect. Seller has made all material filings required to be made with the FCC (including cable television registration statements, annual reports and aeronautical frequency usage orders) has paid all required fees to be paid to the FCC for the CATV System, and has provided all material notices to customers required under the Cable Act and the FCC's rules and regulations. For the past three years, Seller has been certified for purposes of compliance with the FCC's equal employment opportunity rules, and Seller is in material compliance with all signal leakage criteria prescribed by the FCC. Seller makes available to customers of the CATV System and third parties all equipment and facilities required under any applicable federal, state and local laws, rules and regulations and ordinances, and as of the date of this Agreement Seller is not a party to any leased access agreement with respect to the CATV System. Except as described in Schedule 4.16.4, none of the CATV Franchises shall expire by its terms within thirty-six (36) months of the date of this Agreement. Seller does not hold any FCC License related to the CATV Operations and none is required to operate the CATV Operations as they are operated as of the date of this Agreement.

     4.16.1 Compliance. Except as set forth in Schedule 4.16, Seller has complied in all material respects with the must-carry and retransmission consent provisions of the Cable Act and the FCC rules and regulations promulgated thereunder as such provisions relate to the CATV Operations. Schedule 4.16 lists all retransmission consent agreements and must-carry elections of stations carried by the CATV System. Except as set forth in Schedule 4.16, since January 1, 1996, no written notices or demands have been received from the FCC, any television station or any other Person, station, governmental authority or unit challenging the right of the CATV System to carry any signal or deliver the same.

     4.16.2 Copyright Office. Seller has deposited with the Copyright Office all statements of account and other documents and instruments, and paid to the Copyright Office all royalties, supplemental royalties, fees and other sums, as are required under the Copyright Act of 1976, as amended (the "Copyright Act") to obtain, hold and maintain the compulsory license for cable television systems prescribed in Section 111 of the Copyright Act. Seller and the CATV Operations are in compliance with the Copyright Act and the rules and regulations of the Copyright Office, except for such noncompliance which has not had and would not reasonably be expected to have a Material Adverse Effect. To Seller's knowledge, there is no inquiry, claim, action or demand pending before the Copyright Office or from any other party which questions the copyright filings or payments made by Seller with respect to the CATV System. Seller has provided Buyer with copies of all statements of account filed with the Copyright Office from January 1, 1996 to the present.

     4.16.3 FAA Approvals. All necessary FAA approvals have been obtained with respect to the height and location of any tower used in connection with the CATV Operations and are listed in Schedule 4.16. Any such tower is being operated in compliance in all material respects with applicable FCC and FAA rules.

     4.16.4 Franchises. Schedule 4.16.4 includes a true and complete list of all Franchises that are held for use in connection with the CATV Operations. To Seller's knowledge, no other franchises, franchise applications, licenses, registrations, authorizations or permits are necessary in connection with the operation of the CATV System in the ordinary course of business. True and complete copies of the Franchises (together with any and all amendments thereto) have been delivered to Buyer. Each of the Franchises is in full force and effect in accordance with its terms. No proceeding is pending or, to Seller's knowledge, threatened, to revoke, terminate or cancel any Franchise. Seller and the CATV Operations are in compliance with the terms and conditions of the CATV Franchises and are not in default thereunder, except as listed in Schedule 4.15, and except any noncompliance or default as has not had and would not reasonably be expected to have a Material Adverse Effect. Seller has enjoyed and continues to enjoy good relations with each franchising authority with which it does business.

     4.17 Employee Agreements and Plans. (a) Schedule 4.17(i) contains a complete list of all written and unwritten plans, policies and agreements, including employment agreements, non-competition agreements, severance agreements and indemnification agreements and arrangements, to which Seller is a party at the date of this Agreement and under which Seller or any Affiliate provides benefits to current employees of Seller, engaged in the CATV Operations (the "Plans"). Copies of all of the Plans have been delivered or made available to Buyer. Except as disclosed in Schedule 4.17(i), there are no commitments to amend any of those Plans. Schedule 4.17(i) also contains a summary of the plans and policies regarding vacation and holidays which Seller maintains for employees of the CATV System. Schedule 4.17(ii) lists all employees of Seller employed by the CATV System, together with each such employee's respective date of initial employment, present title and work assignment, present annual salary, the date and percentage of his or her most recent salary increase and, for employees whose employment relates solely to the CATV Operations, the amount of any bonus such employees are presently eligible to receive.

          (b) As of the date of this Agreement, except as listed on Schedule 4.17(iii), (i) Seller is not a party to any collective bargaining agreement with respect to any of the CATV Operations, (ii) none of the employees engaged in the CATV Operations is presently a member of any collective bargaining unit related to his or her employment in the CATV Operations, and (iii) to Seller's knowledge, no collective bargaining unit has filed a petition for representation of any of the employees engaged in the CATV Operations with respect to any such employee's employment therein.

     4.18 Environmental. Except as set forth in Schedule 4.18: (a) to Seller's knowledge, Seller is in compliance in all material respects with all Environmental Laws; (b) to Seller's knowledge, Seller has not generated, released, stored, used, treated, handled, discharged or disposed of any Hazardous Substance at, on, under, in or about any property leased or owned by Seller that is to be leased to Buyer under the Headend Lease (the "Leased Property"), discharged any Hazardous Substance to or from any Leased Property or discharged any Hazardous Substance from any Leased Property into any ground or surface of water, directly or indirectly; (c) to Seller's knowledge, no release of Hazardous Substances outside any Leased Property threatens to migrate into, onto or under such property; (d) to Seller's knowledge, no underground storage tank is located on any Leased Property or has been removed from such property, and the Leased Property has not and is not being used as a gasoline service station or any other facility for storing, pumping, dispensing or producing gasoline or any other petroleum products or wastes; (e) all wastes generated on any Leased Property are and have been discharged by Seller, in all material respects, in accordance with all Environmental Laws; (f) Seller has provided or has caused to be provided to Buyer copies of any and all (i) assessments, studies, reports or surveys relating to the environmental conditions, including but not limited to, the presence or alleged presence of Hazardous Substances at or on any Leased Property, which are in the possession or under the control of Seller, (ii) notices or other written materials that were received by Seller or any Affiliate from any governmental authority having power to administer or enforce any Environmental Law relating to any violations of Environmental Laws in respect of any Leased Property, and (iii) notices that were received by Seller or any Affiliate of any claim by any person based on or alleging a violation of any Environmental Law with respect to any Leased Property; (g) there are no current or, to Seller's knowledge, pending, claims, administrative proceedings, judgments, declarations or orders relating to violation of Environmental Laws involving any Leased Property or to the presence of Hazardous Substances at, on, in or under any Leased Property; (h) to Seller's knowledge, no friable asbestos is present at any real Leased Property.

     4.19 Brokers and Finders. Except for Communications Equity Associates, and the brokerage fee due said firm in connection with the transactions contemplated by this Agreement (which brokerage fee will be paid by Seller), Seller has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

     4.20 Programming, Rates and Charges. Schedule 4.20 lists all programming, stations, signals and channels offered in the CATV Operations, the channel position of each such signal, and the channel capacity of the CATV Systems and all of the CATV System's standard, non-discounted, non-bulk CATV rates and charges for the Region as of the date of this Agreement including, without limitation, a description of basic and optional or tier services available.
Schedule 4.20 also lists all discounts of every kind (whether or not standard or offered in the ordinary course of business) from the standard rates and charges for the Region as of the date of this Agreement and lists each courtesy and discount account existing as of the date of this Agreement. Schedule 4.20 also reflects all principal marketing, advertising and promotional programs currently in effect and any such programs that were in effect since January 1, 1997. Seller has not credited the account of any customer unless such credit was granted in the ordinary course of business consistent with the Seller's past business practice. Schedule 4.20 also lists all rate changes since January 1, 1996 and the dollar amounts thereof and all channels added since January 1, 1996.

     4.21 Bonds, Insurance and Letters of Credit. Each insurance policy, performance bond and letter of credit required to be maintained or which is maintained covering the property comprising the Sale Assets is set forth in
Schedule 4.21, and a copy of each such policy, letter of credit or bond will be delivered to Buyer by Seller within 30 days of the execution of this Agreement. Each such policy, letter of credit and bond is current and in full force and effect. Seller will continue to maintain in effect through the Closing Date those bonds, letters of credit and insurance policies in connection with the CATV System as may be required. During such period, Seller will not take any action or refrain from taking any action with respect to such bonds, letters of credit or insurance policies which would adversely affect the insurability of the Sale Assets or the CATV System.

     4.22 Full Disclosure. Seller has disclosed in this Agreement and the related Schedules all information material to operation and ownership of the Sale Assets and the CATV Operations and has not omitted any information which would cause any of the information which has been disclosed to be misleading or incorrect in any material respect.

                                   ARTICLE V.
                    REPRESENTATIONS AND WARRANTIES OF BUYER
                    ---------------------------------------

     Buyer hereby represents to Seller that each of the statements contained in this Article V is true and correct as of the date of this Agreement:

     5.01 Corporate Organization. Buyer is a limited liability company duly formed and validly existing under the laws of the State of Delaware and has all requisite power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns, and is duly qualified or licensed to do business as a limited liability company where the failure to be so qualified would have a Material Adverse Effect.

     5.02 Authorization. Buyer has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The execution and delivery of this Agreement and consummation of the transactions contemplated hereby has been duly authorized in accordance with Buyer's operating agreement. This Agreement is a valid and binding agreement of Buyer enforceable in accordance with its terms, subject to all of the limitations imposed by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors rights generally and to general principles of equity.

     5.03 No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate any provisions of Buyer's Certificate of Formation or Operating Agreement, or violate, be in conflict with, constitute a default under, result in the termination of, accelerate the performance required by or cause the acceleration of the maturity of any debt or obligation pursuant to any agreement or commitment to which Buyer is a party or by which Buyer is bound, or violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority to which Buyer is bound.

     5.04 Brokers and Finders. Buyer has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement, except as will be paid by Buyer.

     5.05 Qualification. There are no facts which would, under present federal or state law, or under the present rules, regulations and policies of the FCC, or under any CATV Instrument, disqualify Buyer from acquiring any of the Sale Assets. In the event that Buyer becomes aware of any such facts, it shall promptly notify Seller in writing thereof and use reasonable efforts to prevent any such disqualification.

     5.06 Financing. Buyer has sufficient funds available to satisfy its obligations to pay the Purchase Price at Closing and will not require any further additional outside financing to close the transactions contemplated by this Agreement.

                                  ARTICLE VI.
                              COVENANTS OF SELLER
                              -------------------

     Seller hereby covenants and agrees with Buyer as follows with respect to the period from the date hereof through the Closing Date:

     6.01 Transfer Consents and Franchise Renewals. (a) Seller shall use its reasonable efforts to obtain at the earliest practicable date (and in any event prior to the Closing), and at its sole cost and expense, the Transfer Consents which consents shall be in form and substance reasonably satisfactory to Buyer and shall not impose any obligation or liability on Buyer greater than that which exists under the related contract or franchise, as applicable, as in effect on the date hereof.

          (b) Seller shall use its reasonable efforts and shall fully cooperate with Buyer in obtaining the renewals of the CATV Franchises for the towns of Ancram, Austerlitz, Canaan, Copake and Hillsdale on terms reasonably satisfactory to Buyer.

          (c) Seller and Buyer agree to use reasonable efforts to submit all CATV Franchise transfer and renewal requests to the appropriate authorities within 30 days from the date hereof and to submit a petition to the NYPSC for approval of the transactions contemplated by this Agreement within 30 days from the date hereof.

          (d) With respect to any CATV Franchise which does not expire within thirty-six (36) months from the date of this Agreement but will expire within thirty-six (36) months from any date after the date hereof and prior to the Closing Date, Seller will timely and properly file a Form 394 in accordance with applicable law and a notice pursuant to Section 626 of the Cable Act and shall promptly (and in any event prior to the Closing) provide Buyer with a true and complete copy thereof together with evidence of the filing thereof.

     6.02 Supplements to Schedules. From time to time prior to the Closing, Seller may (i) supplement or amend any Schedule with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in that Schedule, or (ii) correct any Schedule with respect to any matter which is required to be set forth or described therein; provided, however, that no such supplement, amendment or correction of any Schedule made pursuant to this
Section 6.02 shall be deemed to be accepted by Buyer or to cure any breach of any representation, warranty or covenant made in this Agreement unless Buyer specifically agrees thereto in writing.

     6.03 Antitrust Laws. As soon as practicable, and in any event within 15 days after the date hereof, Seller shall make any and all filings Seller is required to make under the HSR Act, if any. Seller shall furnish to Buyer such necessary information and reasonable assistance as Buyer may request in connection with its preparation of necessary filings or submissions to any governmental agency, including, without limitation, any filings necessary under the provisions of the HSR Act. Seller shall supply Buyer with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between Seller or its representatives, on the one hand, and the FTC, the Antitrust Division of the U.S. Department of Justice or any other governmental agency or authority or members of their respective staffs, on the other hand, with respect to this Agreement or the transactions contemplated hereby.

     6.04 No-Shop Covenant. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms,
(a) Seller and its Affiliates shall not, directly or indirectly, (i) solicit any offer from any other person for any form of business combination or acquisition or disposition of all or any of the Sale Assets or the CATV System or initiate or enter into any negotiations or provide confidential information with respect to any such business combination or acquisition, (ii) solicit any offer from any other person for any transaction involving Seller that would preclude or in any way interfere with the consummation of the transactions contemplated by this Agreement, or initiate or enter into any negotiations or provide confidential information with respect to any such transaction, or (iii) authorize any representative, agent, officer, director or principal stockholder to take any of the actions prohibited in this paragraph, and (b) Seller and its Affiliates shall use all reasonable efforts to prevent any such person or entity from taking any of the actions prohibited in this paragraph. Nothing contained in this Section 6.04 shall prohibit Seller from responding to any unsolicited proposal or inquiry by advising the person or entity making such proposal or inquiry of the terms of this Section 6.04. Seller agrees to advise Buyer promptly after receipt of any such proposal or inquiry.

     6.05 Removal of Equipment. Prior to the Closing, Seller shall have moved into secure office space used exclusively by the CATV Operations, which space will be the subject of the Headend Lease: (i) a certain rack of equipment at the end of the fiber located in the Copake facility in the offices utilized by Taconic Telephone Corp.; (ii) fiber nodes located at various offices utilized by Taconic Telephone Corp.; and (iii) any other similar Sale Assets located in a space which is not used exclusively in the CATV Operations. Buyer and Seller shall share equally the cost of moving the above-mentioned items, provided that in no event shall Buyer be required to pay more than $5,000.

     6.06 Covenant to Satisfy Conditions. Seller shall use all reasonable efforts to ensure that each of the conditions set forth in Article IX hereof to be satisfied by Seller is satisfied, insofar as such matters are within the control of Seller.

                                 ARTICLE VII.
                              COVENANTS OF BUYER
                              ------------------


     Buyer hereby covenants and agrees with Seller as follows with respect to the period from the date of hereof through the Closing Date:

     7.01 Antitrust Laws. As soon as practicable, and in any event within 15 days after the date hereof, Buyer shall make any and all filings it is required to make under the HSR Act, if any. Buyer shall furnish to Seller such necessary information and reasonable assistance as Seller may request in connection with Seller's preparation of necessary filings or submissions to any governmental agency, including, without limitation, any filings necessary under the provisions of the HSR Act. Buyer shall supply Seller copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between Buyer or its representatives, on the one hand, and the FTC, the Antitrust Division of the U.S. Department of Justice or any other governmental agency or authority or members of their respective staffs, on the other hand, with respect to this Agreement or the transactions contemplated hereby.

     7.02 Cooperation. Whenever requested by Seller, with reasonable prior notice, Buyer shall assist and cooperate fully with Seller in Seller's efforts to obtain the Transfer Consents, which assistance and cooperation shall include Buyer's attending meetings with Seller and local franchising authorities within the Region at Seller's request.

     7.03 Covenant to Satisfy Conditions. Buyer shall use all reasonable efforts to ensure that the conditions set forth in Article VIII hereof to be satisfied by Buyer are satisfied, insofar as such matters are within the control of Buyer.

                                 ARTICLE VIII.
                      CONDITIONS TO OBLIGATIONS OF SELLER

     Each and every obligation of Seller under this Agreement to be performed at the Closing shall be subject to the satisfaction, at or before the Closing, of each of the following conditions, unless waived in writing by Seller:

     8.01 Performance. Buyer shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be performed or complied with by Buyer at or prior to the Closing.

     8.02 Representations and Warranties True. The representations and warranties of Buyer contained herein shall be true and accurate in all material respects on and as of the date of this Agreement and on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, and Buyer shall have delivered to Seller a certificate, dated the Closing Date, to such effect.

     8.03 No Governmental Proceeding or Litigation. No suit or action by any governmental body or other person or legal or administrative proceeding which questions the validity or legality of the transactions contemplated hereby shall have been instituted and shall continue undismissed; provided, that in the case of any such proceeding(s) brought by any person or entity other than a governmental body, the condition set forth in this Section 8.03 shall be deemed to have been satisfied if Seller shall have been provided with a written opinion of counsel to the effect that it is unlikely that the relief sought in such proceeding shall be granted.

     8.04 No Injunction. On the Closing Date there shall be no effective injunction, writ, preliminary restraining order or any other order of any nature issued by a court of competent jurisdiction directing that all or any of the transactions provided for herein not be consummated as provided in this Agreement, or imposing any conditions on the consummation of any of the transactions contemplated hereby which Seller, in its sole discretion, shall deem unacceptable.

     8.05 HSR Act Waiting Periods. All waiting periods, if any, applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall have expired or terminated without objection by the FTC or the U.S. Department of Justice.

     8.06 Consents and Renewals Obtained. All of the Transfer Consents shall have been obtained, and the CATV Franchises described in Section 6.01(b) shall have been extended or renewed on terms reasonably satisfactory to Buyer, and no Transfer Consent shall contain a material term or condition unduly burdensome to Seller, Taconic Telephone Corp. or their Affiliates as determined in the Seller's reasonable judgment. The NYPSC shall not have imposed in connection with the Transfer Consent any term or condition (other than terms or conditions not unduly burdensome) on Seller, Taconic Telephone Corp. or their Affiliates via any NYPSC consent or order issued contemporaneously with the NYPSC Transfer Consent; provided, however, that if Seller terminates this Agreement based on the NYPSC's imposition of any such term or condition, Seller shall promptly remit to Buyer all costs incurred by Buyer in connection with this Agreement and the transactions contemplated hereby (including all legal and all accounting fees incurred or payable by Buyer) upon receipt of a request from Buyer for such payment, together with evidence of such expenses, up to an aggregate of $65,000.

     8.07 Purchase Price. Buyer shall have delivered to Seller (or to such other person or persons as Seller shall designate in writing), by wire transfer of funds immediately available in New York, New York, the Purchase Price (i) as adjusted pursuant to the Pre-Closing Certificate, and (ii) as reduced by the amount of the Indemnification Escrow Deposit delivered to the Escrow Agent by Buyer on the date of this Agreement pursuant to Section 11.02(e) hereof.

     8.08 Assumption Agreement. Buyer shall have delivered to Seller the Assumption Agreement, duly executed by Buyer.

     8.09 Officer's Certificate. Buyer shall have delivered to Seller a certificate of an officer or other duly authorized representative, certifying that Buyer's company minutes annexed thereto

(which minutes shall evidence Buyer's authorization and approval of Buyer's execution, delivery and performance of this Agreement) are in full force and effect on the Closing Date and have not been amended or otherwise modified in any relevant respect on or subsequent to the date thereof, and further certifying that annexed thereto is a true, complete and correct copy of Buyer's Certificate of Formation and Operating Agreement as then in effect and providing a complete list of Buyer's officers and members and a sample signature of any officer signing any documents relating to the transactions contemplated hereby.

     8.10 Opinion of Buyer's Counsel. Buyer shall have delivered to Seller an opinion of Baer Marks & Upham LLP, counsel to Buyer, dated the Closing Date, in substantially the form of Exhibit G hereto.

     8.11 Headend Lease. The Headend Lease shall have been executed and delivered by Buyer concurrently with the Closing.

                                  ARTICLE IX.
                      CONDITIONS TO OBLIGATIONS OF BUYER
                      ----------------------------------

     Each and every obligation of Buyer under this Agreement to be performed at the Closing shall be subject to the satisfaction, at or before the Closing, of each of the following conditions, unless waived in writing by Buyer:

     9.01 Performance. Seller shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be performed or complied with by Seller at or prior to the Closing.

     9.02 Representations and Warranties True. The representations and warranties of Seller contained herein shall be true and accurate in all material respects on and as of the date of this Agreement and on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, and Seller shall have delivered to Buyer a certificate, dated the Closing Date, to such effect.

     9.03 No Governmental Proceeding or Litigation. No suit or action by any governmental body or other person or legal or administrative proceeding which questions the validity or legality of the transactions contemplated hereby shall have been instituted and continue undismissed; provided, in the case of any such proceeding(s) brought by any person or entity other than a governmental body, the condition set forth in this Section 9.03 shall be deemed to have been satisfied if Buyer shall have been provided with a written opinion of counsel addressed to and reasonably acceptable to Buyer to the effect that it is highly unlikely that the relief sought in such proceeding shall be granted.

     9.04 No Injunction. On the Closing Date there shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as so provided, or imposing any conditions on the consummation of the transactions contemplated hereby which Buyer shall, in its sole discretion, deem unacceptable.

     9.05 HSR Act Waiting Periods. All waiting periods, if any, applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall have expired or terminated without objection by the FTC or the U.S. Department of Justice.

     9.06 Consents and Renewals Obtained. All of the Transfer Consents shall have been obtained, and the CATV Franchises described in Section 6.01 shall have been extended or renewed on terms reasonably satisfactory to Buyer and no Transfer Consent shall contain a material term or condition unduly burdensome to Buyer or its Affiliates as determined in Buyer's reasonable judgment (including, but not limited to, restrictions on Buyer's use of Taconic Telephone Corp.'s existing fiber). This condition shall be satisfied as to any Contract if the Buyer enters into a new written contract with the same party on terms which are the same or better than the applicable Seller's Contract. If a Transfer Consent or a new contract satisfying the foregoing description is not provided at or before Closing, for any Contract that reasonably is material to the CATV Operations (including those designated as material on Schedule 4.07), in addition to any other remedies available to Buyer, Seller and Buyer shall negotiate in good faith for an appropriate adjustment to the Purchase Price.

     9.07 Bill of Sale. Seller shall have delivered to Buyer the Bill of Sale, duly executed by Seller.

     9.08 Secretary's Certificate. Seller shall have delivered to Buyer a certificate of the Secretary or any other duly authorized officer, certifying that Seller's Articles of Incorporation, By-Laws and corporate minutes annexed thereto (which corporate minutes shall evidence the authorization and approval of the execution, delivery and performance of this Agreement) are in full force and effect on the Closing Date and (except as may otherwise be specified in such certificate) have not been amended or otherwise modified in any relevant respect on or subsequent to the date of this Agreement thereof, and further providing a complete list of their respective directors, officers and shareholders together with a sample signature of those officers signing any documents relating to the transactions contemplated hereby.

     9.09 Closing Date Subscribers. The number of Closing Date Subscribers shall be no fewer than the applicable requisite number set forth in the chart below.

             Month In Which                       Required Number of
           Closing Date Occurs                 Closing Date Subscribers
           -------------------                 ------------------------
             November, 1998                             4,900
             December, 1998                             4,900
             January, 1999                              4,850
             February, 1999                             4,800
               March, 1999                              4,850
               April, 1999                              4,900
                May, 1999                               4,900
               June, 1999                               4,900
               July, 1999                               4,900
              August, 1999                              4,900
             September, 1999                            4,900
              October, 1999                             4,900

If the number of Closing Date Subscribers is less than the applicable requisite number by 200 Subscribers or more, Buyer at its option, may elect to terminate this Agreement or proceed with the closing, provided that the Purchase Price shall be adjusted as set forth in Section 2.03(a)(ii)(E).

     9.10 Opinion of Seller's Counsel. Seller shall have delivered to Buyer and its financing sources (or shall have permitted Buyer's financing sources to rely upon) an opinion of Harter, Secrest & Emery LLP, counsel to Seller, dated the Closing Date, in substantially the form of Exhibit H-1 hereto, and an opinion of FCC counsel to Seller, dated the Closing Date, in substantially the form of Exhibit H-2 hereto.

     9.11 Headend Lease. The Headend Lease shall have been executed and delivered by Taconic Telephone Corp. concurrently with the Closing.

                                  ARTICLE X.
                CONDUCT OF CATV OPERATIONS PENDING THE CLOSING
                ----------------------------------------------

     Pending the Closing, and except as otherwise expressly consented to or approved by Buyer in writing:

     10.01 Ordinary Course of Business. Seller shall conduct the CATV Operations in the ordinary course of business, consistent with past practices. With respect to the CATV Operations, Seller shall conduct only those promotions that are in the ordinary course of business, consistent with past practices and which are identified on Schedule 4.20. Seller shall not provide a credit to any person if the effect of such credit would be to change the status of such person from non-Qualified Subscriber to a Qualified Subscriber, other than any such credit that is the subject of a bona fide dispute with such person and which would normally have been granted by Seller in the ordinary course of its business consistent with its past business practices.

     10.02 Organization. Seller shall (a) use reasonable efforts to preserve its corporate existence and business organization intact; (b) preserve for Buyer the existing relationships of the CATV System with franchisors, licensors, suppliers, distributors, customers and others having business relations with it; and (c) not otherwise materially change its method of management or operations with respect to the CATV Operations.

     10.03 Certain Changes. Except as set forth in Schedule 10.03 or as otherwise contemplated by this Agreement, Seller shall not, with respect to the CATV Operations, (a) permit or allow any of the Sale Assets to be subjected to any mortgage, pledge, lien or encumbrance, except for those of a kind permitted under Section 4.06 hereof and except in the ordinary course of business, all of which under Section 4.06(a) subparagraphs (i) and (iii) are to be removed prior to Closing, (b) transfer, convey, sell or otherwise dispose of any of the Sale Assets, except in the ordinary course of business, (c) acquire any material assets or properties, other than in the ordinary course of business, all of which under Section 4.06(a) subparagraphs (i) and (iii) are to be removed prior to Closing, (d) grant any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or any increase in the compensation payable or to become payable to any officer or employee, except in the ordinary course of business and consistent with past practice or as otherwise provided in
Schedule 10.03, (e) except in the ordinary course of business, modify, amend, cancel or terminate any existing agreement material to its business or the Sale Assets, including the making of any prepayment on any existing obligation in respect of the Sale Assets, (f) take any other action which would materially adversely affect or detract from the value of the Sale Assets or the CATV System, or (g) except in the ordinary course of business, take any action or operate in a manner which would cause the representations and warranties of Seller set forth in this Agreement not to be true and correct as of the Closing Date.

     10.04 Contracts. Without the prior written consent of Buyer, which consent shall not be unreasonably withheld, except for Subscription Agreements, Seller shall not enter into any contract, agreement or other commitment which is not in the ordinary course of business or which (i) would bind Buyer with respect to the CATV System after the Closing and (ii) would involve post-Closing Date payments or obligations of Seller, Buyer or the CATV Operations of more than $10,000 individually (i.e., per any such contract, agreement or other commitment) or $100,000 in the aggregate.

                                  ARTICLE XI.
          SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION
          -----------------------------------------------------------

     11.01 Survival of Undertakings. The respective representations and warranties of Buyer and Seller contained herein shall survive for a period of one year after the Closing Date. The respective covenants of Buyer and Seller contained herein and to be performed to any extent on or before the Closing Date shall, to such extent, not survive the Closing Date. The respective covenants of Buyer and Seller contained herein and to be performed to any extent after the Closing Date shall, to such extent, survive the Closing Date until the earlier of the expiration of the one year period or the express period (if any) referenced in any such covenant.

     11.02  Agreement to Indemnify by Seller.

            (a) Subject to the conditions and provisions herein set forth, Seller hereby agrees to indemnify, defend and hold harmless Buyer from and against all demands, claims, causes of action, assessments, losses, damages, liabilities, reasonable costs and expenses, including, without limitation, interest and penalties asserted against or imposed upon or incurred by Buyer resulting from (i) any breach by Seller of any then-surviving representation or warranty of Seller contained in this Agreement, (ii) any breach by Seller of any covenant or agreement contained in this Agreement, (iii) any liability or obligation of Seller not assumed by Buyer pursuant to this Agreement, (iv) litigation instituted after the Closing Date that relates to conduct of the CATV Operations prior to the Closing Date, (v) any taxes payable (or that shall become payable) by Seller under this Agreement, (vi) or giving rise to a purchase price adjustment in Seller's favor pursuant to Section 2.03(a)(i) hereof; (vii) taxes relating to the CATV Operations by Seller that relate to the period prior to the Closing Date; and (viii) any copyright payments determined to be due and payable for any period (or portion thereof) prior to the Closing Date (collectively, "Buyer Damages").

            (b) Notwithstanding anything set forth in Section 11.02(a), Buyer shall not be entitled to recover for and agrees not to assert any claim for Buyer Damages on account of any breach of any then-surviving representation, warranty, covenant or agreement of Seller contained in this Agreement, unless Buyer gives Seller, in writing, within the applicable respective period of survivability set forth in Section 11.01 hereof, if any, written notice in accordance with Section 11.03 specifying such claim of breach.

            (c) To establish the Indemnification Fund for Seller's satisfaction, in accordance with the terms of this Section 11.02, of any potential indemnification obligations hereunder, Buyer shall withhold the Indemnification Escrow Deposit (i.e., the aggregate sum of $250,000) from the

Purchase Price and shall deliver that sum on the Closing Date by wire transfer in immediately available funds to the Escrow Agent to be held and disposed of in accordance with the terms of the Escrow Agreement attached hereto as Exhibit C.

            (d) Notwithstanding anything to the contrary set forth in this Agreement, Buyer's Damages with respect only to the breach of any representation or warranty set forth in this Agreement shall be limited to $1,400,000 in the aggregate.

            (e) Seller shall be liable for damages under Section 11.02(a)(i) and (ii) hereof only to the extent that the aggregate amount of such Buyer Damages exceeds $25,000, provided however, that when such aggregate amount is reached, Seller shall be liable under such sections commencing at the first dollar of such Buyer Damages that exceed $25,000. Notwithstanding the generality of the foregoing, the parties desire to specifically acknowledge that Seller's obligation to indemnify Buyer under Section 11.02(a)(viii) shall not be subject to the previous sentence.

     11.03  Procedure.

            (a) In the event of any claim by Buyer under this Article XI, Buyer shall give Seller written notice of said claim promptly (and in any event within the statute of limitations applicable to such claims) in accordance with
Section 13.04 hereof, and in such notice Buyer shall set forth the basis of its claim for Buyer Damages and its good faith estimate of the amount thereof.

            (b) In the event that any portion of Buyer's claim for Buyer Damages shall result from the assertion of liability by any third party (a "Third Party Claim"), then, provided such Third Party Claim involves only monetary damages and does not seek any injunctive or other equitable relief, Seller shall have the right to elect to undertake the defense, compromise or settlement of such Third Party Claim for Seller's account. If Seller elects to undertake the defense, compromise or settlement of any such Third Party Claim,
(i) Seller shall, within ten (10) days after its receipt of Buyer's notice of any such Claim, notify Buyer as to whether Seller is exercising such right of election and confirming that Seller shall cover any liability with respect to such Third Party Claim; (ii) Buyer shall not be responsible for any cost, fees and expenses incurred in connection with the defense, compromise or settlement of such Third Party Claim, (iii) Seller shall be entitled to defend such Third Party Claim in accordance with Seller's sole discretion and to settle such Third Party Claim for such cash amount (and without agreeing to any other limitation on behalf of Buyer) as Seller, in its sole discretion, deems appropriate, provided that Seller is proceeding in good faith, diligently and with counsel reasonably acceptable to Buyer and (iv) Seller shall have no obligation to obtain Buyer's consent to any aspect of Seller's defense, compromise or settlement of such Third Party Claim provided that Seller is proceeding in good faith, diligently and with counsel reasonably acceptable to Buyer. Buyer shall cooperate with Seller, at Seller's reasonable request, in defending any such action.

     11.04  Agreement to Indemnify by Buyer.

            (a) Subject to the conditions and provisions herein set forth, Buyer agrees to indemnify, defend and hold harmless Seller from and against all demands, claims, causes of action, assessments, losses, damages, liabilities, reasonable costs and expenses, including, without limitation, interest and penalties, asserted against or imposed upon or incurred by Seller resulting from
(i) any material breach by Buyer of any then-surviving representation, warranty or any then-surviving covenant or agreement of Buyer contained in this Agreement; (ii) operation of the CATV Operations on and after the Closing Date; and (iii) any liability or obligation of Seller expressly assumed by Buyer under
Section 2.05 hereof (collectively, "Seller Damages").

            (b) Notwithstanding the above, Seller shall not be entitled to recover for and agrees not to assert any claim for Seller Damages on account of any breach of any then-surviving covenant or agreement of Buyer contained in this Agreement unless Seller shall have delivered to Buyer, within the applicable period of survivability set forth in Section 11.01 hereof, written notice specifying the basis for such claim and Seller's good faith estimate of the amount thereof. The procedures set forth in Section 11.03 shall apply to this Section 11.04, except that Buyer shall have the rights and obligations of Seller, and Seller shall have the rights and obligations of Buyer set forth in such Section, and any claims by Seller under Section 5.02 shall be made within the statute of limitations applicable to such claims.

            (c) Notwithstanding any other provision of this Agreement, no Affiliate of Buyer and no director, officer or employee of Buyer or of any Affiliate of Buyer shall have any liability to Seller as a result of Buyer's breach of any representation, warranty, covenant or agreement contained herein.

                                  ARTICLE XII.
                             TERMINATION AND BREACH
                             ----------------------

     12.01 Methods of Termination. This Agreement and the transactions contemplated herein may be terminated and abandoned at any time prior to, but not after, the occurrence of the Closing, as follows:

            (a)  By express, written agreement executed by Buyer and Seller;

            (b) By Buyer on or after the Walkaway Date (or the Extended Walkaway Date, if applicable), upon written notice to Seller and the Escrow Agent, if any of the conditions provided for in Article IX of this Agreement shall not have been satisfied in all material respects (or waived in writing by Buyer) on or prior to the Walkaway Date (or the Extended Walkaway Date, if applicable), or (subject to the limitation set forth herein) if the number of Closing Date Subscribers shall not comply with the provisions of Section 9.09 hereof; provided, that Buyer has timely performed and fulfilled in all material respects its Closing and pre-Closing obligations, conditions and covenants hereunder, and has not breached in any material respect any of its representations and warranties contained in Article V hereof, except to the extent that such failure to perform or fulfill such obligation, condition or covenant or such breach of a representation or warranty is caused solely by Seller's failure to timely perform or fulfill any of its obligations or covenants hereunder or Seller's material breach of any of its representations or warranties contained in Article IV hereof;

            (c) By Seller on or after the Walkaway Date (or the Extended Walkaway Date, if applicable), upon written notice to Buyer and the Escrow Agent, if any of the conditions provided for in Article VIII of this Agreement shall not have been satisfied in all material respects (or waived in writing by Seller) on or prior to the Walkaway Date (or the Extended Walkaway Date, if applicable); provided, that Seller has timely performed and fulfilled in all material respects its Closing and pre-Closing obligations, conditions and covenants hereunder, and has not breached in any material respect any of its representations and warranties contained in Article IV hereof, except to the extent that such failure to perform or fulfill such obligation, condition or covenant or such breach of a representation or warranty is caused solely by Buyer's failure to timely perform or fulfill any of its obligations or covenants hereunder or Buyer's material breach of any of its representations or warranties contained in Article V hereof.

     12.02 Procedure upon Termination. In the event of termination and abandonment by Buyer or by Seller, or both, pursuant to Section 12.01 hereof, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated and abandoned, without further action by Buyer or Seller. If the transactions contemplated by this Agreement are terminated and abandoned as provided herein:

            (a) Each party shall redeliver or destroy all documents, work papers and other material of the other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same; and

            (b) All confidential information received by either party hereto with respect to the business of the other party or any of its Affiliates shall be treated in accordance with Section 13.07 hereof.

     12.03 Limitation of Liability Upon Termination. In the event of termination and abandonment of this Agreement, in accordance with this Article XII, Buyer's liability hereunder and Seller's liability hereunder shall each be limited to the recovery from the other party hereto of costs and expenses relating to the transactions contemplated hereby if termination or abandonment is the result of the breach of any representation, warranty or covenant by the other party hereto, or the other party's fraud, gross negligence, willful misconduct or failure to proceed in good faith to fulfill the terms and conditions hereof.

     12.04 Specific Performance. The parties acknowledge that if either Buyer or Seller breaches its obligations hereunder to complete the Closing, the other would be irreparably damaged by such breach and that, in addition to any other remedies that may be available under this Agreement or at law, the other party shall be entitled to specific performance and injunctive relief.

                                 ARTICLE XIII.
                           MISCELLANEOUS PROVISIONS
                           ------------------------

     13.01 Amendment and Modification. This Agreement may be amended or modified only by an express written agreement executed by Seller and Buyer.

     13.02 Waiver of Compliance. Any breach by Seller or Buyer of any of its obligations, covenants, agreements or conditions herein may be waived only in writing and then only if such writing is signed by the President of the party executing such waiver, but such waiver of, or any failure to insist upon strict compliance with, any obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other breach.

     13.03 Expenses, Transfer Taxes, Etc. Whether or not the transactions contemplated by this Agreement shall be consummated, and except as expressly set forth herein, Seller and Buyer each agrees that all fees and expenses incurred by it in connection with this Agreement shall be borne by it, including, without limitation as to Seller or Buyer, all fees of financial advisors, counsel and accountants; provided, that Seller and Buyer shall share equally all (i) HSR Act filing fees, and (ii) sales (including, but not limited to, New York retail sales taxes), recording, transfer and other similar taxes which may be payable in connection with the transactions contemplated by this Agreement.

     13.04 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing, shall be deemed to have been given on the date received and shall be delivered by hand, by registered or certified mail, return receipt requested (with postage prepaid) or by reputable overnight courier service (e.g., Federal Express) as follows:

            (a)  if to Buyer, to:

            _Suncom, Inc.
            201 East 69th Street
            New York, New York  10021
            Attention:  Joel Cohen, President
            Facsimile:  (212) 327-3395

            with a complete copy under separate cover:

            Anne E. Pitter, Esq.
            Baer Marks & Upham LLP
            805 Third Avenue
            New York, NY 10022
            Facsimile:  (212) 702-5835 or 5941
or to such other person or address as Buyer shall furnish to Seller in writing by means of a notice that shall comply with the terms of this Section 13.04; and


            (b)  If to Seller, to:

            Taconic Technology Corp.
            One Taconic Place
            Chatham, New York  12037
            Attention:  Robert Gniadek, President
            Facsimile:  (518) 392-1290

            with a complete copy under separate cover to:

            John T. Pattison, Esq.
            Jeffrey H. Bowen, Esq.
            Harter, Secrest & Emery LLP
            700 Midtown Tower
            Rochester, New York  14604
            Facsimile: (716) 232-2152

or to such other person or address as Seller shall furnish to Buyer in writing by means of a notice that shall comply with the terms of this Section 13.04. For purposes of this Section 13.04, delivery by reputable overnight courier service shall be deemed to be delivery by hand.

     13.05 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     13.06 Third Parties. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or other entity, other than the parties hereto and their permitted successors or assigns, any rights or remedies existing under or by reason of this Agreement.

     13.07 Confidentiality. Buyer and Seller each agrees to keep confidential and to cause its respective employees, counsel, accountants and other representatives to keep confidential, the terms and provisions of this Agreement as well as all documents and other information and data delivered pursuant hereto, whether written or oral, relating to Seller, Buyer or any of the CATV Operations. If the sale transaction contemplated hereby is not consummated for any reason whatsoever, then Buyer and Seller shall each return to the other all documents and other information and data obtained from Seller or Buyer, as the case may be, and/or any of their respective employees, counsel, accountants or representatives, and Buyer and Seller shall each destroy all summaries, notations, analyses and other reports prepared by or for the other party which incorporate or are based upon any of such documents, information or data. Nothing herein contained shall prevent Buyer or Seller from delivering any documents, information or data relating to Seller, Buyer or any of the CATV Operations (i) in connection with any legal proceeding to which it is a party (or otherwise pursuant to a subpoena), or (ii) to Buyer's or Seller's consultants, advisors, counsel, accountants, lenders and investors provided that Buyer or Seller shall take appropriate precautions to assure that any such documents, information and data shall be and remain subject to the provisions of this Section 13.07.

     13.08 Publicity. Seller and Buyer shall each consult with and cooperate with the other with respect to the content and timing of all press releases and other public announcements, and any oral or written statements to Seller's employees concerning this Agreement and the transactions contemplated hereby. Except as required by applicable law neither Seller nor Buyer shall make any such release, announcement or statement without the prior written consent and approval of the other, which consent and approval shall not be unreasonably withheld.

     13.09 Interpretation. The headings of the Articles and Sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement. Seller and Buyer each acknowledges that it has actively participated in the preparation, drafting and review of this Agreement, and each hereby waives any claim that this Agreement or any provision hereof (or any Exhibit or Schedule hereto) is to be construed against the other party hereto as the draftsperson thereof.

     13.10 Entire Agreement. This Agreement, including the Schedules and Exhibits hereto, and the other documents and certificates delivered on or after the date hereof by or on behalf of either party hereto to the other party hereto pursuant to the terms hereof, sets forth the entire agreement and understanding of the parties hereto in respect of the subject matter hereof, and supersedes all prior documents, agreements (including, without limitation, that certain Letter of Intent between Seller and Buyer dated July 9, 1998), promises, covenants, arrangements, communications, representations and warranties, whether oral or written, by or on behalf of either party hereto or any officer, employee, representative or agent of either party hereto.

     13.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     13.12 Governing Law. This Agreement and the relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of New York, without-giving effect to any conflict of laws. Any provision of this Agreement prohibited by the laws of the State of New York shall be ineffective to the extent of such prohibition without invalidating the remaining provisions of this Agreement. Each party agrees to submit to personal jurisdiction and to waive any objection as to venue in the County of New York, State of New York, and further agrees that service of process on it in any action arising out of or relating to this Agreement shall be effective if mailed to it at its respective address listed in Section 13.04 hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year as of the date first above written.



                            TACONIC TECHNOLOGY CORP.


                                 By:___________________________
                                    Name/Title:________________



                            AVALON CABLE OF NEW ENGLAND, LLC


                                 By:___________________________
                                    Name/Title:________________



TACONIC TELEPHONE CORP., solely
for purposes of Section 3.03 hereof


By:_____________________________
   Name/Title:__________________